SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
RFS HOTEL INVESTORS, INC. RFS PARTNERSHIP, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        This combined Schedule 14A is filed separately by two registrants: RFS Hotel Investors, Inc., issuer of publicly traded common stock on the New York Stock Exchange, and RFS Partnership, L.P., issuer of public debt. Information contained herein relating to either individual registrant is filed by such registrant solely on its own behalf. Each registrant makes no representation as to information relating exclusively to the other registrant.

        Filed by RFS Hotel Investors, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: RFS Hotel Investors, Inc.
Commission File No. 0-22164

Filed by RFS Partnership, L.P.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: RFS Partnership, L.P.
Commission File No. 333-84334

        The following is the text of a joint press release issued by RFS Hotel Investors, Inc. and CNL Hospitality Properties, Inc. on May 9, 2003:

CNL HOSPITALITY PROPERTIES TO ACQUIRE RFS HOTEL INVESTORS
FOR TOTAL ESTIMATED CONSIDERATION OF $687.6 MILLION

All-Cash Consideration of $12.35 per Share for RFS Shareholders

With RFS, CNL Enhances Geographic and Brand Diversification;
High-Quality Portfolio to Include 120 Properties in 35 States With Emphasis
On Consistent Income and Building Value For Investors

CNL Expresses Confidence in Long-Term Future of U.S. Hospitality Industry

        ORLANDO, FL and MEMPHIS, TN—May 8, 2003—CNL Hospitality Properties, Inc. ("CNL"), an Orlando-based real estate investment trust (REIT), and RFS Hotel Investors, Inc. ("RFS"), a REIT based in Memphis, TN (NYSE: RFS), today announced that they have entered into an agreement under which a wholly-owned subsidiary of CNL will acquire RFS for approximately $383 million in cash ($12.35 per share), plus the assumption of total debt ($304.6 million at March 31, 2003), for total consideration of approximately $687.6 million.

        The transaction will bring together two companies with extensive and complementary holdings in the hospitality industry. With the acquisition of RFS's hotel portfolio, CNL will be the nation's 5th largest hospitality REIT (based on assets and number of hotels), with interests in a total of 120 hotel properties in 35 states affiliated with 18 strong, nationally recognized hotel brands within chain organizations such as Marriott®, Hilton®, Hyatt® and Starwood®.

        "The acquisition of RFS is a compelling strategic opportunity. The RFS portfolio brings CNL and our investors strong, dependable cash flow, enhanced scale, and brand and geographic diversification," said Thomas J. Hutchison III, Chief Executive Officer of CNL Hospitality Properties, Inc. "This transaction enables us, in one step, to further our position as one of the nation's largest and most diversified lodging REITs, with a presence in all regions of the country, an attractive mix of hotels in urban centers and resort destinations, as well as strong relationships with the industry's leading operating brands. Our goal is to continue to deliver consistent returns to our investors, and the addition of the RFS portfolio directly aligns with CNL's long-term investment strategy."

        Robert Solmson, Chairman and CEO of RFS, said, "We believe that all-cash consideration for RFS from one of the nation's largest lodging REITs is clearly in the best interests of our shareholders and, in the opinion of both the RFS board of directors and its management team, represents a price which fairly reflects the value of the company. CNL and RFS share a conservative management philosophy. I am particularly impressed by the professionalism and depth of experience of the CNL management team."

        Flagstone Hospitality Management, LLC, a wholly-owned subsidiary of Interstate Hotels and Resorts Inc. (NYSE: IHR), will continue to manage the majority of hotels in the RFS hotel portfolio following closing.

        John Griswold, President of CNL Hospitality Properties, Inc. said: "Both companies have shown that they can deliver consistent returns through market cycles. The U.S. hospitality industry has recently faced many challenges. However, with relatively little additional supply expected in the next several years and stabilizing demand, we believe that the long-term outlook for the industry remains favorable. I look forward to working with the team of qualified professionals at Flagstone and with our other operating partners as we continue to build CNL into one of the industry's premier asset management companies."

        Under the terms of the agreement, CNL will acquire all outstanding common stock of RFS and outstanding partnership units of RFS's operating partnership for $12.35 per share or unit in cash at closing, which is expected early in the third quarter of 2003. At closing, CNL will also assume all outstanding RFS debt. RFS will cease to exist as a separate corporation. As a result of the transaction, RFS's hotel portfolio will be owned by subsidiaries of CNL.

        The transaction has been approved by the board of directors of each company, and is subject to approval by RFS shareholders and limited partners, certain regulatory approvals and other customary closing conditions. This transaction is not subject to the consent of RFS bondholders. In anticipation of the closing, RFS has agreed to suspend payment of its quarterly dividend. Separately, CNL will purchase directly from RFS one million newly issued shares of RFS common stock at a price per share of $12.35 in cash.

        This transaction is not contingent upon CNL obtaining financing. A significant portion of the purchase price will be financed on a secured basis by an affiliate of Bank of America utilizing the available secured debt capacity under the terms of RFS's 9.75% Senior Notes due 2012. Additionally, the acquisition will constitute a change of control, therefore CNL is required to offer to repurchase the Senior Notes at 101% of principal value, plus accrued and unpaid interest.

        Banc of America Securities LLC acted as the financial advisor to CNL, and Greenberg Traurig, LLP provided legal counsel. Credit Suisse First Boston and Morgan Keegan & Company acted as financial advisors to RFS, and Hunton & Williams LLP was legal counsel to RFS.

About RFS Hotel Investors, Inc.

        RFS owns interests in 57 hotels with approximately 8,271 rooms located in 24 states. Its hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton®, Residence Inn® by Marriott®, Hilton®, Doubletree®, Holiday Inn®, Hampton Inn®, Homewood Suites® by Hilton® and TownePlace Suites™ by Marriott®. Additional information about RFS Hotel Investors can be found at its website, http://www.rfshotel.com.

About CNL Hospitality Properties, Inc.

        CNL Hospitality Properties, Inc., advised by CNL Hospitality Corp., is an affiliate of CNL Financial Group, Inc. and currently owns interests in a portfolio of 63 hotels with over 16,000 rooms in 23 states. Major properties include the 950-room JW Marriott Desert Ridge Resort & Spa (AZ); the 1,310-room Waikiki Beach Marriott Resort (HI); the 498-room Courtyard Philadelphia Downtown (PA); the 630-room Doubletree Crystal City (VA); and the 500-room Hilton Miami Airport (FL). Leading brands include JW Marriott®, Courtyard ®, Marriott® Hotels, Resorts and Suites, Residence Inn®, SpringHill Suites™, TownePlace Suites™, Fairfield Inn®, Renaissance®, Hilton®, Doubletree®, Hampton Inn ®, Embassy Suites ®, and Hyatt®. Headquartered in Orlando, CNL Financial Group, Inc. is one of the nation's largest privately-held real estate investment and finance companies, with more than $5.5 billion in assets representing more than 1,600 properties and 1,000 mortgage loans in 49 states. Additional information about CNL Financial Group, Inc. can be found at its website, http://www.cnlonline.com.

# # #

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

        This press release contains "forward-looking statements" within the meaning of the federal securities law. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, will and hope or similar expressions. The companies have based these forward-looking statements on their current expectations, estimates and projections about future events and trends affecting the industry and markets in which the companies operate, as well as the financial condition of their business, which may prove to be incorrect. These forward-looking statements relate to the CNL Hospitality's ability to successfully complete its acquisition of RFS Hotel Investors. Additionally, these forward-looking statements relate to future events, future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause the companies actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Future events and actual results could differ materially from those identified or contemplated by such forward-looking statements. General economic conditions, including the timing and magnitude of recovery from the current economic downturn, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors may affect the companies' future results, performance and achievements. Except as required by the federal securities laws, the companies disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the companies' expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the companies believe their current expectations are based upon reasonable assumptions, they can give no assurance that expectations will be attained or that actual results will not differ materially.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

        In connection with the proposed transaction, RFS Hotel Investors, Inc. will file a Proxy Statement with the Securities and Exchange Commission. Investors and security holders are urged to read carefully the Proxy Statement regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement (when it is available) and other documents containing information about RFS Hotel Investors and CNL Hospitality Properties, without charge, at the SEC's web site at http://www.sec.gov. Free copies of RFS Hotel Investors' filings may be obtained by directing a request to RFS Hotel Investors, Inc., 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee, 38120, Attention: Corporate Secretary. RFS Hotel Investors and its directors and executive officers may be deemed to be participants in the solicitation of proxies from RFS Hotel Investor's shareholders with respect to the proposed transaction. Information regarding such directors and executive officers is included in the proxy statement for RFS Hotel Investor's 2003 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2003. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement for the acquisition. RFS SHAREHOLDERS SHOULD READ THE DEFINITIVE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING A DECISION CONCERNING THE MERGER.